Exhibit 99.2

ADDITIONAL PERSON WHO MAY BE A PARTICIPANT IN THE SOLICITATION OF PROXIES

In addition to the persons listed in the additional definitive proxy soliciting material filed with the Securities and Exchange Commission (“SEC”) by Valeant Pharmaceuticals International, Inc. (“Valeant”) on April 21, 2014, with the heading “PERSONS WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES” and on May 28, 2014, with the heading “ADDITIONAL PERSONS WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES,” Jeffrey W. Ubben may be deemed a “participant” under SEC rules in any solicitation of Allergan, Inc. (“Allergan”) or Valeant shareholders in respect of a Valeant proposal for a business combination with Allergan.

To Valeant’s knowledge, except as set forth in the table below, Mr. Ubben has no direct or indirect interest, by security holdings or otherwise, in Allergan or Valeant or the matters to be acted upon, if any, in connection with a potential Valeant-Allergan business combination.

Name	Shares of Valeant Common Stock	Valeant Restricted Stock Units (2)	Valeant Performance Share Units	Valeant Options	Allergan Common Stock
Jeffrey W. Ubben (1)	18,923,877	5,022	0	0	0

(1)	These Shares of Valeant Common Stock and Valeant Restricted Stock Units are owned directly by ValueAct Capital Master Fund, L.P. and ValueAct Co-Invest Master Fund, L.P. and may be deemed to be beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P. and ValueAct Co-Invest Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P. and ValueAct Co-Invest Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC, and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Jeffrey W. Ubben is Founder, Chief Executive Officer and Chief Investment Officer of ValueAct Capital and disclaims beneficial ownership of these shares and restricted stock units, except to the extent of his pecuniary interest therein.

(2)	These Restricted Stock Units (owned by ValueAct Capital Master Fund, L.P.) were obtained directly from Valeant as compensation for service on Valeant’s Board of Directors and held by principals of ValueAct Capital Master Fund, L.P. who previously served on Valeant’s Board of Directors. In accordance with the policies of ValueAct Capital Master Fund, L.P., those individuals hold such Restricted Stock Units for the benefit of ValueAct Capital Master Fund, L.P. and disclaim beneficial ownership of the restricted stock units.